EXHIBIT 99.1
Contact:
Rebecca Peterson
Vice President, Corporate
Communications
Alkermes, Inc.
(617) 583-6378
ALKERMES ANNOUNCES PROCEEDS OF UP TO $174 MILLION FROM
SALE OF STAKE IN RELIANT PHARMACEUTICALS AND PLANS TO
REPURCHASE SHARES OF ITS COMMON STOCK
Cambridge, MA, November 21, 2007 — Alkermes, Inc. (NASDAQ: ALKS) today announced that it will receive up to $174 million in cash in connection with the acquisition of Reliant Pharmaceuticals, Inc. (Reliant) by GlaxoSmithKline (GSK), announced earlier today. Pursuant to the terms of the acquisition, Alkermes will receive $166.3 million upon closing of the transaction and up to an additional $7.7 million subject to the terms and conditions of an escrow arrangement that will remain in effect for a 15-month period following the closing of the transaction. The acquisition of Reliant by GSK is subject to approval by the U.S. Federal Trade Commission and is expected to conclude by the end of 2007.
Alkermes also announced today that it plans to utilize proceeds from the sale of its stake in Reliant and existing cash to repurchase shares of its common stock. Under the November 2007 stock repurchase program, the Board of Directors has authorized management to repurchase up to $175 million of its common stock. The company expects to make repurchases at the discretion of management from time to time in the open market, depending on market conditions, or through privately negotiated transactions. Alkermes may elect to begin repurchasing shares prior to the closing of the Reliant acquisition.
“The sale of our Reliant investment has provided us with the means to further provide value to our shareholders,” stated James Frates, chief financial officer of Alkermes. “Our intent to repurchase common stock reflects our confidence in the value of our commercial products and pipeline, which has grown even stronger with the progress we have made during calendar 2007.”
About Alkermes
Alkermes, Inc. is a biotechnology company that uses proprietary technologies and know-how to create innovative medicines designed to yield better therapeutic outcomes for patients with serious disease. Alkermes manufactures RISPERDAL® CONSTA®, marketed by Janssen-Cilag (Janssen, L.P.), a wholly owned division of Johnson & Johnson, and developed and manufactures VIVITROL®, marketed in the U.S. primarily by Cephalon, Inc. The company’s pipeline includes extended-release injectable, pulmonary and oral products for the treatment of prevalent, chronic diseases, such as central nervous system disorders, addiction and diabetes. Alkermes is headquartered in Cambridge, Massachusetts, with research and manufacturing facilities in Massachusetts and Ohio.
Certain statements set forth above may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning the potential proceeds from the sale of the company’s stake in Reliant and whether the company will purchase up to $175 million of its common stock. Although the company believes that such statements are based on reasonable assumptions within the bounds of its knowledge of its business and operations, the forward-looking statements are neither promises nor guarantees and the company’s business is subject to significant risk and uncertainties and there can be no assurance that its actual results will not differ materially from its expectations. These risks and uncertainties include, among others, the possibility that Reliant acquisition may not receive U.S. Federal Trade Commission approval, the possibility that Alkermes may not receive the full amount, or any, of the proceeds placed in escrow due to claims against the escrow account, and the timing and amount of share repurchases. For further information with respect to factors that could cause the company’s actual results to differ from expectations, reference is made to the reports the company filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. The forward-looking statements made in this release are made only as of the date hereof and the company disclaims any intention or responsibility for updating predictions or financial guidance contained in this release.